Exhibit (n)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 24, 2024, relating to the financial statements of Evanston Alternative Opportunities Fund for the year ended March 31, 2024, and to the reference to us under the heading “Financial Highlights” in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

July 25, 2025